Exhibit 99.5
TTM TECHNOLOGIES, INC.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
TTM Technologies, Inc.:
     We have audited TTM Technologies, Inc.’s (the Company) internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting (Item 9A). Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008, and our report dated March 13, 2009 expressed an unqualified opinion on those consolidated financial statements.
/s/ KPMG LLP
Salt Lake City, Utah
March 13, 2009

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
TTM Technologies, Inc.:
     We have audited the accompanying consolidated balance sheets of TTM Technologies, Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
     As discussed in Note 2 to the consolidated financial statements, effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation 48, “Accounting for Uncertainty in Income Taxes”. As discussed in Note 2 to the consolidated financial statements, effective January 1, 2009, the Company adopted FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” and the consolidated financial statements have been adjusted for the retrospective application of this standard.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 13, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ KPMG LLP
Salt Lake City, Utah
March 13, 2009, except for the section entitled “Adoption of Recent Accounting Pronouncements and Adjusted Consolidated Financial Statements” in Note 2 as to which the date is December 14, 2009.

TTM TECHNOLOGIES, INC.
Consolidated Balance Sheets

	As of December 31,
	2008	2007
	As Adjusted
	(Note 2)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$148,465	$18,681
Short-term investments	3,657	—
Accounts receivable, net of allowances of $4,911 in 2008 and $5,704 in 2007	115,232	118,581
Inventories	71,011	65,675
Prepaid expenses and other current assets	2,581	3,665
Income taxes receivable	3,432	2,237
Asset held for sale	3,250	5,000
Deferred income taxes	5,502	6,097

Total current assets	353,130	219,936
Property, plant and equipment, net	114,931	123,647
Debt issuance costs, net	4,044	2,195
Deferred income taxes	34,329	—
Goodwill	14,149	130,126
Definite-lived intangibles, net	18,330	22,128
Deposits and other non-current assets	1,327	766

	$540,240	$498,798

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,750	$53,632
Accrued salaries, wages and benefits	21,596	21,601
Current portion long-term debt	—	40,000
Other accrued expenses	2,422	5,864

Total current liabilities	72,768	121,097

Convertible senior notes	134,914	—
Long-term debt, less current portion	—	45,000
Deferred income taxes	—	1,688
Other long-term liabilities	2,522	2,419

Total long-term liabilities	137,436	49,107

Commitments and contingencies (Note 12)
Stockholders’ equity:
Common stock, $0.001 par value; 100,000 shares authorized, 42,811 and 42,380 shares issued and outstanding in 2008 and 2007, respectively	43	42
Additional paid-in capital	209,401	173,365
Retained earnings	117,426	154,337
Accumulated other comprehensive income	3,166	850

Total stockholders’ equity	330,036	328,594

	$540,240	$498,798

See accompanying notes to consolidated financial statements.

TTM TECHNOLOGIES, INC.
Consolidated Statements of Operations

	Year Ended December 31,
	2008	2007	2006
	As Adjusted
	(Note 2)
	(In thousands, except per share data)
Net sales	$680,981	$669,458	$369,316
Cost of goods sold	543,993	539,289	276,168

Gross profit	136,988	130,169	93,148

Operating expenses:
Selling and marketing	30,436	29,835	16,473
General and administrative	33,003	32,628	19,656
Amortization of definite-lived intangibles	3,799	4,126	1,786
Impairment of goodwill and long-lived assets	123,322	—	—
Metal reclamation	(3,700)	—	—
Restructuring charges	—	—	199

Total operating expenses	186,860	66,589	38,114

Operating (loss) income	(49,872)	63,580	55,034

Other income (expense):
Interest expense	(11,065)	(13,828)	(3,394)
Interest income	1,370	1,379	4,419
Other, net	(1,804)	137	43

Total other (expense) income, net	(11,499)	(12,312)	1,068

(Loss) income before income taxes	(61,371)	51,268	56,102
Income tax benefit (provision)	24,460	(16,585)	(21,063)

Net (loss) income	$(36,911)	$34,683	$35,039

Basic (loss) earnings per share	$(0.86)	$0.82	$0.84

Diluted (loss) earnings per share	$(0.86)	$0.81	$0.83

See accompanying notes to consolidated financial statements.

TTM TECHNOLOGIES, INC.
Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)
For the Years Ended December 31, 2008, 2007 and 2006
(As Adjusted, Note 2)

					Accumulated
			Additional		Other
	Common Stock		Paid-In	Retained	Comprehensive		Comprehensive
	Shares	Amount	Capital	Earnings	Income	Total	Income (Loss)
	(In thousands)
Balance, December 31, 2005	41,311	$41	$159,634	$84,277	$—	$243,952
Comprehensive income
Net income	—	—	—	35,039	—	35,039	$35,039
Other comprehensive income, net of tax:
Foreign currency translation adjustment, net of tax of $63	—	—	—	—	—	—	107

Other comprehensive income	—	—	—	—	107	107	107

Comprehensive income	—	—	—	—	—	—	$35,146

Exercise of common stock options	782	1	4,956	—	—	4,957
Income tax benefit from options exercised	—	—	1,707	—	—	1,707
Stock-based compensation	—	—	1,553	—	—	1,553

Balance, December 31, 2006	42,093	42	167,850	119,316	107	287,315
Comprehensive income
Net income	—	—	—	34,683	—	34,683	$34,683
Other comprehensive income, net of tax:
Foreign currency translation adjustment, net of tax of $838	—	—	—	—	—	—	1,378
Unrealized loss on effective cash flow hedges, net of tax benefit of $386	—	—	—	—	—	—	(635)

Other comprehensive income	—	—	—	—	743	743	743

Comprehensive income	—	—	—	—	—	—	$35,426

Cumulative effect of change in accounting principle related to income taxes (FIN 48)	—	—	—	338	—	338
Exercise of common stock options	287	—	1,712	—	—	1,712
Income tax benefit from options exercised	—	—	442	—	—	442
Stock-based compensation	—	—	3,361	—	—	3,361

Balance, December 31, 2007	42,380	42	173,365	154,337	850	328,594
Comprehensive income (loss)
Net loss	—	—	—	(36,911)	—	(36,911)	$(36,911)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment, net of tax of $982	—	—	—	—	—	—	1,672
Unrealized loss on effective cash flow hedges, net of tax benefit of $64	—	—	—	—	—	—	(108)
Reclassification for realized losses on cash flow hedges net of tax of $442	—	—	—	—	—		752

Other comprehensive income	—	—	—	—	2,316	2,316	2,316

Comprehensive loss	—	—	—	—	—	—	$(34,595)

Convertible senior note embedded conversion option, net of tax of $15,907	—	—	25,680	—	—	25,680
Purchase of convertible note hedge, net of tax of $14,633	—	—	(23,624)	—	—	(23,624)
Issuance of warrants	—	—	26,197	—	—	26,197
Exercise of common stock options	277	1	2,394	—	—	2,395
Income tax benefit from options exercised	—	—	313	—	—	313
Issuance of common stock for restricted stock units	154	—	—	—	—	—
Stock-based compensation	—	—	5,076	—	—	5,076

Balance, December 31, 2008	42,811	$43	$209,401	$117,426	$3,166	$330,036

See accompanying notes to consolidated financial statements.

TTM TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2008	2007	2006
	As Adjusted
	(Note 2)
		(In thousands)
Cash flows from operating activities:
Net (loss) income	$(36,911)	$34,683	$35,039
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property, plant and equipment	21,324	22,804	12,178
Amortization of definite-lived intangible assets	3,917	4,242	1,903
Amortization of debt issuance costs	5,403	3,692	374
Non-cash interest imputed on other long-term liabilities	131	122	25
Income tax benefit from stock options exercised	(210)	(341)	(1,072)
Deferred income taxes	(38,056)	1,831	4,925
Stock-based compensation	5,076	3,361	1,553
Impairment of goodwill and long-lived assets	123,322	—	—
Net loss (gain) on sale of property, plant and equipment	252	84	(48)
Amortization of premiums and discounts on short-term investments, net	—	(4)	(322)
Changes in operating assets and liabilities net of effect of acquired businesses:
Accounts receivable, net	4,547	7,129	(8,704)
Inventories	(4,854)	1,628	(623)
Prepaid expenses and other current assets	1,104	184	(430)
Income taxes receivable	(1,195)	(1,520)	(717)
Accounts payable	(5,695)	2,308	(7,931)
Accrued salaries, wages and benefits and other accrued expenses	(2,523)	(6,219)	(3,366)

Net cash provided by operating activities	75,632	73,984	32,784

Cash flows from investing activities:
Purchase of property, plant and equipment and equipment deposits	(17,789)	(14,040)	(13,949)
Proceeds from sale of property, plant and equipment	165	1,335	214
Redesignation of cash and cash equivalents to short-term investments	(19,522)	—	—
Proceeds from the redemption of short-term investments	15,865	—	—
Purchases of held-to-maturity short-term investments	—	—	(40,909)
Proceeds from redemptions of held-to-maturity short-term investments	—	11,000	51,335
Cash paid in business acquisition — net of cash acquired	—	—	(230,920)
Purchase of intangibles	—	—	(350)

Net cash used in investing activities	(21,281)	(1,705)	(234,579)

Cash flows from financing activities:
Proceeds from issuance of convertible senior notes	175,000	—	—
Principal payments on long-term debt	(85,000)	(115,705)	(111)
Proceeds from long-term debt	—	—	200,000
Proceeds from warrants	26,197	—	—
Payment of convertible note hedge	(38,257)	—	—
Excess tax benefit from stock-based compensation	210	341	1,072
Proceeds from exercise of common stock options	2,394	1,712	4,957
Payment of debt issuance costs	(5,751)	(176)	(5,886)
Other financing activities	—	—	(5)

Net cash provided by (used in) financing activities	74,793	(113,828)	200,027

Effect of foreign currency exchange rates on cash and cash equivalents	640	570	170

Net increase (decrease) in cash and cash equivalents	129,784	(40,979)	(1,598)
Cash and cash equivalents at beginning of year	18,681	59,660	61,258

Cash and cash equivalents at end of year	$148,465	$18,681	$59,660

Supplemental cash flow information:
Cash paid for interest	$6,031	$9,346	$2,912
Cash paid, net for income taxes	15,001	15,543	17,310
Supplemental disclosures of noncash investing and financing activities:

At December 31, 2008 and 2007 accrued purchases of equipment totaled $1,470 and $1,557, respectively.
During 2008 and 2007, the Company recognized an unrealized loss on a derivative instrument of $108 and $635, net of tax, respectively.
Effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (FIN 48). As a result of the implementation of FIN 48, we recognized a $338 decrease to our liability for unrecognized tax benefits, and a corresponding increase to our January 1, 2007 accumulated retained earnings beginning balance.
During 2006, the Company purchased certain assets and assumed certain liabilities of Tyco Printed Circuit Group. The total purchase consideration included cash payments of $230,920, which is net of $6,050 of cash acquired and the assumption of liabilities of $69,771 (see Note 3).
See accompanying notes to consolidated financial statements.

TTM TECHNOLOGIES, INC.
Notes to Consolidated Financial Statements
(Dollars and shares in thousands, except per share data)
(1) Nature of Operations and Basis of Presentation
     TTM Technologies, Inc. (the Company or TTM) is a manufacturer of complex printed circuit boards (PCBs) used in sophisticated electronic equipment and provides backplane and sub-system assembly services for both standard and specialty products in defense and commercial operations. The Company sells to a variety of customers located both within and outside of the United States of America. The Company’s customers include both original equipment manufacturers (OEMs) and electronic manufacturing services (EMS) companies. The Company’s OEM customers often direct a significant portion of their purchases through EMS companies.
     On October 27, 2006, the Company acquired certain assets, assumed certain liabilities and acquired certain equity interests of Tyco Printed Circuit Group LP (PCG) from Tyco International, Ltd. In this transaction, the stock of Tyco Packaging Systems (Shanghai) Co. Ltd. and Tyco Iota, Ltd. were purchased and the acquired assets and assumed liabilities were placed into new, wholly-owned subsidiaries: TTM Printed Circuit Group, Inc., TTM Technologies (Ireland) Ltd., TTM Technologies, (Ireland) EU Ltd., and TTM Technologies, (Switzerland) GmbH (Note 3). TTM Technologies, Inc. and its wholly-owned subsidiaries are collectively referred to as the Company.
(2) Summary of Significant Accounting Policies
   Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Such estimates include the valuation of sales returns and allowances, short-term investments, accounts receivable, inventories, goodwill, intangible assets and other long-lived assets, self insurance reserves, asset retirement obligations and environmental liabilities, legal contingencies, and assumptions used in the calculation of stock-based compensation and income taxes, among others. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including economic environment, which management believes to be reasonable under the circumstances. We adjust such estimates and assumptions when facts and circumstances dictate. Illiquid credit markets and recent declines in OEM and EMS spending have increased the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ from those estimates.
   Principles of Consolidation
     The consolidated financial statements include the accounts of TTM Technologies, Inc. and its wholly-owned subsidiaries: Power Circuits, Inc., TTM Advanced Circuits, Inc., TTM Technologies International, Inc., TTM Printed Circuit Group, Inc., TTM Technologies (Shanghai) Co. Ltd. (formerly Tyco Packaging Systems (Shanghai) Co. Ltd.), TTM Iota, Ltd. (formerly Tyco Iota, Ltd.), TTM Technologies (Ireland) Ltd., TTM Technologies (Ireland) EU Ltd., and TTM Technologies (Switzerland) GmbH. All intercompany accounts and transactions have been eliminated in consolidation.
   Foreign Currency Translation and Transactions
     The functional currency of the Company’s TTM Technologies (Shanghai) Co. Ltd. subsidiary is the local currency, the Chinese RMB. Accordingly, assets and liabilities are translated into U.S. dollars using period-end exchange rates. Sales and expenses are translated at the average exchange rates in effect during the period. The resulting translation gains or losses are recorded as a component of accumulated other comprehensive income in the consolidated statement of stockholders’ equity and comprehensive income (loss). Gains and losses resulting from foreign currency transactions are included in income as a component of other, net in the consolidated statements of operations and totaled $69 loss, $100 gain and $99 loss for the years ended December 31, 2008, 2007 and 2006, respectively.

   Cash Equivalents and Short-Term Investments
     The Company considers highly liquid investments with insignificant interest rate risk and original maturities to the Company of three months or less to be cash equivalents. Cash equivalents consist primarily of interest-bearing bank accounts, money market funds and short-term debt securities.
     The Company considers highly liquid investments with an effective maturity to the Company of more than three months and less than one year to be short-term investments.
     The Company evaluates short-term investments in marketable debt securities in accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, (SFAS 115). Short-term investments are comprised of an investment in The Reserve Primary Fund (Primary Fund), a money market fund that has suspended redemptions and is being liquidated. In accordance with SFAS 115, the Company has recorded these investments as trading securities and at fair market value. These securities will be marked to market each reporting period with any gains or losses in fair value recorded as a component of other, net in the consolidated statements of operations.
   Accounts Receivable and Allowance for Doubtful Accounts
     Accounts receivable are reflected at estimated net realizable value, do not bear interest nor do they generally require collateral. The Company performs credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current creditworthiness. The Company maintains an allowance for doubtful accounts based upon a variety of factors. The Company reviews all open accounts and provides specific reserves for customer collection issues when it believes the loss is probable, considering such factors as the length of time receivables are past due, the financial condition of the customer, and historical experience. The Company also records a reserve for all customers, excluding those that have been specifically reserved for, based upon evaluation of historical losses, which exceeded the specific reserves the Company had established.
   Inventories
     Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market. Provisions to value the inventory at the lower of the actual cost to purchase and / or manufacture the inventory, or the current estimated market value of the inventory, are based upon assumptions about future demand and market conditions. The Company also performs evaluations of inventory and records a provision for estimated excess and obsolete items based upon forecasted demand, and any other known factors at the time.
   Property, Plant and Equipment, Net
     Property, plant and equipment are recorded at cost. Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets. Assets recorded under leasehold improvements are amortized using the straight-line method over the lesser of their useful lives or the related lease term. The Company uses the following estimated useful lives:

Buildings and improvements	7-40 years
Machinery and equipment	3-12 years
Furniture and fixtures	3-7 years
Automobiles	5 years
     Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the accounts. The resulting gain or loss is included in the determination of income from operations in the period incurred. Depreciation and amortization expense on property, plant and equipment was $21,324, $22,772 and $12,178 for the years ended December 31, 2008, 2007 and 2006, respectively.
     The Company capitalizes interest on borrowings during the active construction period of major capital projects. Capitalized interest is amortized over the average useful lives of such assets, which primarily consist of machinery and equipment. The Company capitalized interest costs of $162 and $286 in 2008 and 2007, respectively, in connection with various capital projects. There were no capitalized interest costs in 2006.
     Major renewals and betterments are capitalized and depreciated over their estimated useful lives while minor expenditures for maintenance and repairs are charged to expense as incurred.

   Debt Issuance Costs
     Debt issuance costs are amortized to expense over the period of the underlying convertible senior notes or credit facility using the effective interest rate method, adjusted to give effect to any early repayments. At December 31, 2008 and 2007, unamortized debt issuance costs were $4,044 and $2,195, respectively. Amortization expense for the years ended December 31, 2008, 2007 and 2006 was $5,403, $3,692 and $374, respectively. At December 31, 2008, the remaining amortization period for the unamortized debt issuance costs was 6.38 years.
   Business Combinations and Goodwill
     The Company accounts for business combinations and goodwill according to Statement of Financial Accounting Standards No. 141, Business Combinations, (SFAS 141) and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, (SFAS 142). SFAS 141 requires that the purchase method of accounting be used for all business combinations and that certain acquired intangible assets be recognized as assets apart from goodwill. SFAS 142 provides that goodwill should not be amortized but instead should be tested for impairment, at a reporting unit level, annually and when events and circumstances warrant an evaluation. Goodwill is tested for impairment using a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the estimated fair value of the reporting unit containing goodwill with the related carrying amount. If the estimated fair value of the reporting unit exceeds its carrying amount, the reporting unit’s goodwill is not considered to be impaired, and the second step of the impairment test is unnecessary. If the reporting unit’s carrying amount exceeds its estimated fair value, the second step test must be performed to measure the amount of the goodwill impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill, determined in the same manner as the amount of goodwill recognized in a business combination, with the carrying amount of such goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.
     In performing the impairment test, the fair value of the Company’s reporting units was determined using a combination of the income approach and the market approach. Under the income approach, the fair value of each reporting unit is calculated based on the present value of estimated future net cash flows. Under the market approach, fair value is estimated based on market multiples of earnings or similar measures for comparable companies and market transactions, when available.
     The Company evaluates goodwill on an annual basis, as of the end of the fourth quarter, and whenever events and changes in circumstances indicate that there may be a potential impairment. In making this assessment, management relies on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, business trends and market conditions.
     The Company has two reporting units, which are also operating segments, and both contained goodwill prior to the annual impairment test. See Notes 4 and 7 for information regarding the goodwill impairment recorded as a result of the annual impairment test.
   Intangible Assets
     Intangible assets include customer relationships, backlog and licensing agreements, which are being amortized over their estimated useful lives using straight-line and accelerated methods. The estimated useful lives of such intangibles range from six months to 15 years. Amortization expense related to acquired licensing agreements is classified as cost of goods sold.
   Impairment of Long-lived Assets
     Long-lived tangible assets, including property, plant and equipment, assets held for sale, and definite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset or asset groups may not be recoverable. The Company evaluates, regularly, whether events and circumstances have occurred that indicate possible impairment and relies on a number of factors, including operating results, business plans, economic projections, and anticipated future cash flows. The Company uses an estimate of the future undiscounted net cash flows of the related asset or asset group over the remaining life in measuring whether the assets are recoverable. Measurement of the amount of impairment, if any, is based upon the difference between the asset’s carrying value and estimated fair value. See Note 4 for information regarding the asset impairment recorded as a result of specific events and changes in circumstances.
     When assets are classified as held for sale, they are recorded at estimated fair value, less the cost to sell.

   Revenue Recognition
     The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition, (SAB 104). The Company derives its revenue primarily from the sale of PCBs using customer supplied engineering and design plans and recognizes revenues when the criteria of SAB 104 have been met. The criteria to meet this guideline are: (i) persuasive evidence of a sales arrangement exists, (ii) the sales terms are fixed and determinable, (iii) title and risk of loss have transferred, and (iv) collectibility is reasonably assured — generally when products are shipped to the customer, except in situations in which title passes upon receipt of the products by the customer. In this case, revenues are recognized upon notification that customer receipt has occurred. The Company does not have customer acceptance provisions, but it does provide its customers a limited right of return for defective PCBs. The Company accrues an estimated amount for sales returns and allowances related to defective PCBs at the time of sale based on its ability to estimate sales returns and allowances using historical information. As of December 31, 2008 and 2007, the reserve for sales returns and allowances was $3,291 and $3,681, respectively, which is included as a reduction to accounts receivable, net. Shipping and handling fees are included as part of net sales. The related freight costs and supplies associated with shipping products to customers are included as a component of cost of goods sold.
   Stock-Based Compensation
     Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payments, (SFAS 123R). The Company elected to use the modified prospective transition method and, therefore, stock-based compensation expense for the year ended December 31, 2006, included compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of, December 31, 2005, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123. Stock-based compensation expense for all stock-based compensation awards granted on and after January 1, 2006, is based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. The Company recognizes these compensation costs net of estimated forfeitures on a straight-line basis over the requisite service period of the award, which is generally the option vesting term. The Company estimates the forfeiture rate based on its historical experience.
   Income Taxes
     The Company recognizes deferred tax assets or liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax assets or liabilities are determined based upon the difference between the financial statement and income tax basis of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized. Deferred tax assets are reviewed for recoverability and the Company records a valuation allowance to reduce its deferred tax assets when it is more likely than not that all or some portion of the deferred tax assets will not be realized.
     The Company has various foreign subsidiaries formed or acquired to conduct or support its business outside the United States. The Company provides for income taxes, net of applicable foreign tax credits, on temporary differences in its investment in foreign subsidiaries which are not considered to be permanently invested outside of the United States.
     On January 1, 2007, the Company adopted Financial Accounting Standards Board (FASB) issued Interpretation 48, Accounting for Uncertainty in Income Taxes, (FIN 48) which defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. A tax position that meets the “more-likely-than-not” criterion shall be measured at the largest amount of benefit that is more than 50% likely of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. FIN 48 applies to all tax positions accounted for under SFAS No. 109, Accounting for Income Taxes. Estimated interest and penalties related to the underpayment of income taxes are recorded as a component of income tax provision in the consolidated statement of operations. For the years ended December 31, 2008 and 2007, the Company did not have any such interest or penalties.
   Self Insurance
     The Company is primarily self insured for group health insurance and workers compensation benefits provided to employees. The Company also purchases stop loss insurance to protect against annual claims per individual and at an aggregate level. The individual stop losses on the Company’s self insurance range from $100 to $250 per individual. Self insurance liabilities are estimated for claims incurred but not paid using historical information provided by our insurance carrier and other professionals. The Company accrued $4,814 and $4,916 for self insurance liabilities at December 31, 2008 and 2007, respectively, and these amounts are reflected within accrued salaries, wages and benefits in the consolidated balance sheets.

   Derivatives and Hedging Transactions
     The Company accounts for derivative financial instruments and hedging activities in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), as amended by Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS 133 and Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. The Company does not use derivative financial instruments for trading or speculative purposes and recent derivative financial instruments have been limited to interest rate swap agreements.
     When an interest rate swap derivative contract is executed, the Company will designate the derivative instrument as a hedge of the variability of cash flows to be paid (cash flow hedge). For its hedging relationship, the Company will formally document the hedging relationship and its risk management objective and strategy for undertaking the hedge, the hedging instrument, the hedged item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed, and a description of the method of measuring ineffectiveness. The Company will also formally assess, both at the hedge’s inception and on an ongoing basis, whether the derivative that is used in hedging transactions is highly effective in offsetting changes in cash flows of hedged items. To the extent the interest rate swap provides an effective hedge, the differences between the fair value and the book value of the interest rate swap are recognized in accumulated other comprehensive income, net of tax, as a component of stockholders’ equity. To the extent there is any hedge ineffectiveness, changes in fair value relating to the ineffective portion are immediately recognized in earnings as interest expense. The Company also evaluates whether the risk of default by the counterparty to the interest rate swap contract has changed.
     As of December 31, 2008 the Company did not have any derivative financial instruments outstanding.
   Sales Tax Collected from Customers
     As a part of the Company’s normal course of business, sales taxes are collected from customers. Sales taxes collected are remitted, in a timely manner, to the appropriate governmental tax authority on behalf of the customer. The Company’s policy is to present revenue and costs, net of sales taxes.
   Fair Value Measures
     The Company discloses fair value measures for financial assets and financial liabilities reported or disclosed at fair value in the consolidated financial statements on a recurring basis in accordance with Statement of Financial Accounting Standards No. 157, Fair Value Measures, (SFAS 157). The Company prospectively implemented the provisions of SFAS 157 for financial assets and financial liabilities as of January 1, 2008 and elected to defer implementation of the provisions of SFAS 157 for non-financial assets and non-financial liabilities until January 1, 2009 as permitted by FASB Staff Position SFAS 157-2, Effective Date of FASB Statement No. 157. In accordance with SFAS 157, the Company discloses fair value measures based on a hierarchy for categorizing inputs used to measure fair value, whereby Level 1 represents quoted market prices in active markets for identical assets or liabilities; Level 2 represents significant other observable inputs (e.g. quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable such as interest rate and yield curves, and market-corroborated inputs); and Level 3 represents unobservable inputs in which there is little or no market data and requires the reporting unit to develop its own assumptions.
   Asset Retirement Obligations
     The Company accounts for asset retirement obligations as required by Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, (SFAS 143) and FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, (FIN 47). Under these standards, a liability is recognized for the fair value of legally required asset retirement obligations associated with long-lived assets in the period in which the retirement obligations are incurred and the liability can be reasonably estimated. The Company capitalizes the associated asset retirement costs as part of the carrying amount of the long-lived asset. The liability is initially measured at fair value and subsequently is adjusted for accretion expense and changes in the amount of timing of the estimated cash flows.

   Environmental Accrual
     The Company accrues for costs associated with environmental obligations when such costs are probable and reasonably estimable in accordance with Statement of Position 96-1, Environmental Remediation Liabilities, (SOP 96-1). Accruals for estimated costs for environmental obligations generally are recognized no later than the date when the Company identifies what cleanup measures, if any, are likely to be required to address the environmental conditions. In accordance with SOP 96-1, included in such obligations are the estimated direct costs to investigate and address the conditions, including the associated engineering, legal and consulting costs. In making these estimates, the Company considers information that is currently available, existing technology, enacted laws and regulations, and its estimates of the timing of the required remedial actions. Such accruals are initially measured on a discounted basis and are adjusted as further information becomes available, or circumstances change and are accreted up over time.
   Earnings Per Share
     Basic earnings per common share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflect the potential dilution that could occur if stock options or other common stock equivalents were exercised or converted into common stock. The dilutive effect of stock options or other common stock equivalents is calculated using the treasury stock method.
   Comprehensive Income (Loss)
     Comprehensive income (loss) includes changes to equity accounts that were not the result of transactions with stockholders. Comprehensive income (loss) is comprised of net income (loss), changes in the cumulative foreign currency translation adjustments and realized and unrealized gains or losses on derivative instruments.
   Loss Contingencies
     The Company establishes an accrual for an estimated loss contingency when it is both probable that an asset has been impaired or that a liability has been incurred and the amount of the loss can be reasonably estimated. Any legal fees expected to be incurred in connection with a contingency are expensed as incurred.
   Recent Accounting Pronouncements
     In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of Statement of Financial Accounting Standards No. 133, (SFAS 161). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s financial position, financial performance, and cash flow. SFAS 161 applies to derivative instruments within the scope SFAS 133 as well as related hedged items, bifurcated derivatives, and non-derivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS 161 must provide more robust qualitative disclosure and expanded quantitative disclosures. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. The adoption of the provisions of SFAS 161 is not anticipated to materially impact the Company’s consolidated financial position or results of operations.
     In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations, (SFAS 141(R)). SFAS 141(R) changes the requirements for an acquirer’s recognition and measurement of the assets acquired and the liabilities assumed in a business combination. SFAS 141(R) is effective for annual periods beginning after December 15, 2008 and should be applied prospectively for all business combinations entered into after the date of adoption. The Company expects the impact of adopting SFAS 141(R) will depend on future acquisitions.
     In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (SFAS 160). SFAS 160 requires (i) that noncontrolling (minority) interests be reported as a component of shareholders’ equity, (ii) that net income attributable to the parent and to the noncontrolling interest be separately identified in the consolidated statement of operations, (iii) that changes in a parent’s ownership interest while the parent retains its controlling interest be accounted for as equity transactions, (iv) that any retained noncontrolling equity investment upon the deconsolidation of a subsidiary be initially measured at fair value, and (v) that sufficient disclosures are provided that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective for annual periods beginning after December 15, 2008 and should be applied prospectively. However, the presentation and disclosure requirements of the statement shall be applied retrospectively for all periods presented. The adoption of the provisions of Statement No. 160 is not anticipated to materially impact the Company’s consolidated financial position and results of operations.
     In September 2006, SFAS 157 was released and defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Additionally, in October 2008 the FASB issued FASB Staff Position SFAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active, (FSP SFAS 157-3) which clarifies the application of SFAS 157 in a market that is not active. SFAS 157 is applicable under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS 157 were originally to be effective beginning January 1, 2008 and FSP SFAS 157-3 is effective for the year ended December 31, 2008. Subsequently, the FASB provided for a one-year deferral of the provisions for non-financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a non-recurring basis. The Company is currently evaluating the impact of adopting the provisions of SFAS 157 for non-financial assets and liabilities that are recognized or disclosed on a non-recurring basis. Effective January 1, 2008 and December 31, 2008, the Company implemented the provisions SFAS 157 and FSP FAS 157-3, respectively, for financial assets and financial liabilities reported or disclosed at fair value. The adoption of SFAS 157 and FSP FAS 157-3 for financial assets and liabilities did not have a material impact on the consolidated financial statements.
   Adoption of Recent Accounting Pronouncements and Adjusted Consolidated Financial Statements
     In May 2008, the FASB issued FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), (FSP APB 14-1). FSP APB 14-1 specifies that issuers of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. FSP APB 14-1 is effective for the Company as of January 1, 2009 and early adoption was not permitted. However, once adopted, FSP APB14-1 requires retrospective application to the terms of instruments as they existed, which for the Company was 2008. The adoption of FSP APB 14-1 affects the accounting for the Company’s 3.25% Convertible Senior Notes due May 15, 2015.
     The implementation of FSP APB 14-1 increased interest expense by $2,800 for 2008 and is estimated to increase interest expense by $4,700 for 2009. Also, the Company reduced its debt balance by recording a debt discount of approximately $43,000, with an offsetting increase to additional paid in capital. The unamortized debt discount was approximately $40,086 at December 31, 2008 and will be amortized over the remaining expected life of the debt, which was 6.38 years.
     With the adoption of FSP APB 14-1, the Company’s consolidated balance sheet and consolidated statements of operations were retrospectively adjusted as follows:
Balance Sheet

	December 31, 2008
	As
	Originally	Effect of
	Reported	Change	As Adjusted
	(in thousands)
Debt issuance costs, net	5,297	(1,253)	4,044
Deferred income taxes	49,183	(14,854)	34,329
Deposits and other non-current assets	1,230	97	1,327
Total Assets	$556,250	$(16,010)	$540,240
Other accrued expenses	2,385	37	2,422
Convertible senior notes, net of discount	175,000	(40,086)	134,914
Total Liabilities	250,253	(40,049)	210,204
Additional paid-in capital	183,721	25,680	209,401
Retained earnings	119,067	(1,641)	117,426
Total stockholders’ equity	305,997	24,039	330,036
	$556,250	$(16,010)	$540,240
Statements of Operations

	For the Year Ended December 31, 2008
	As
	Originally	Effect of
	Reported	Change	As Adjusted
	(in thousands, except per share data)
Cost of goods sold	$543,977	$16	$543,993
Interest expense	8,423	2,642	11,065
Income tax benefit	23,443	1,017	24,460
Net loss	$(35,270)	(1,641)	$(36,911)
Basic loss per share	$(0.83)	$(0.03)	$(0.86)
Diluted loss per share	$(0.83)	$(0.03)	$(0.86)
     In addition, the adjustment resulted in changes to the Company’s consolidated financial statements and Notes 6, 8, 10, 11, 17 and 18.

(3) Acquisition of Tyco Printed Circuit Group
     On October 27, 2006, the Company acquired substantially all of the assets of the Printed Circuit Group business unit of Tyco International Ltd. The Tyco Printed Circuit Group (PCG) is a leading producer of complex, high performance and specialty PCBs, one of the major suppliers of aerospace/defense PCBs in North America, and a provider of backplane and sub-assembly services for both standard and specialty products in defense and commercial operations. These factors contributed to establishing the purchase price, which resulted in the recognition of $66,072 of goodwill, $53,865 of which is expected to be deductible for income taxes. The purchase price was $226,784 in cash, which included adjustments of $1,184 for working capital and capital expenditures. The total cost of the acquisition, including transaction fees and expenses, was approximately $236,970, which included $6,050 in cash acquired.
     The following sets forth the allocation of the purchase consideration:

(In thousands)
Cash	$6,050
Other current assets	132,945
Property, plant and equipment	83,886
Intangible assets	17,470
Goodwill	66,072
Other non-current assets	318
Liabilities assumed	(69,771)

Net assets acquired	$236,970

     The excess of the purchase price over the estimated fair value of the assets acquired and the liabilities assumed was initially recorded as goodwill in the amount of $52,474. During 2007, goodwill was adjusted to reflect a decrease in the fair value of accounts receivable, net, by $501 as a result of additional information received regarding fair value of certain receivables; a decrease in property, plant and equipment by $13,850 due to completion of the compilation and appraisal of property and equipment acquired at all plants; and a reduction of certain liabilities assumed in the amount of $753. As a result of these changes in purchase price allocations, the Company recorded a net increase to goodwill of $13,598. The allocation of the purchase consideration provided above reflects the final asset allocation of the purchase price.
     The Company recorded as a cost of the acquisition involuntary employee severance and other exit activity liabilities of $3,225 associated with its plan to close the PCG Dallas, Oregon facility, which is part of the PCB Manufacturing segment, and terminate certain sales employees of the acquired business. Prior to completing the acquisition, the Company finalized its plan to close this facility. Production was ceased at the Dallas, Oregon facility during the second quarter of 2007 and the Company commenced the process of selling the building and certain assets. Accordingly, the Company has classified the Dallas, Oregon facility as held for sale. See Note 4 for information regarding the impairment of this asset during the fourth quarter 2008.
     Additionally during 2006, the Company recorded a charge of $199 to establish a restructuring reserve for a corporate realignment. All amounts accrued as of December 31, 2006, included in other accrued expenses, were paid during 2007. The Company has no further obligation related to such exit or corporate realignment activities.
     The unaudited pro forma information below presents the results of operations for 2006 as if the PCG acquisition occurred at the beginning of the 2006 period, after giving effect to certain adjustments, including depreciation and amortization of tangible and intangible assets, removal of expenses related to assets not acquired and liabilities not assumed, inclusion of interest expense and amortization of deferred financing costs related to the acquisition debt and the related income tax effects. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made at the beginning of the 2006 period presented or of the results which may occur in the future.

2006
(In thousands, except
per share data)
Net sales	$717,406
Net income	25,535
Basic earnings per share	$0.62
Diluted earnings per share	$0.60
(4) Impairment of Goodwill and Long-Lived Assets
     During the fourth quarter of 2008, the Company recorded impairment charges of $123,322, consisting of a goodwill impairment of $117,018 and a long-lived asset impairment of $6,304. These charges are presented as impairment of goodwill and long-lived assets in the consolidated statements of operations
     The goodwill impairment, which relates to the PCB Manufacturing operating segment, was incurred when the operating segment’s carrying value exceeded its fair value during the Company’s annual goodwill impairment test. In conjunction with the testing, the Company considered factors such as a weakening economy, reduced expectations for future cash flows coupled with a decline in the market price of the company’s stock and market capitalization for a sustained period, as indicators for potential goodwill impairment. See Note 7 for additional information regarding the impairment of goodwill.
     The long-lived asset impairment relates to the Company’s Oregon, Washington, and Hayward, California production facilities. Following the Company’s acquisition of PCG and subsequent closure of the Oregon facility, the Company has held this facility as an asset held for sale since June 30, 2007. As a result of the facility being held for sale for an extended period of time and in consideration of real estate market conditions, the Company recorded an asset impairment charge of $1,750 as of December 31, 2008 to reduce the carrying value to $3,250 which represents its current estimate of fair value less costs to sell. The Company continues to actively market this facility at a price that is indicative of the facility’s intent and ability to sell. Additionally, the Company determined that certain long-lived assets of its Hayward, California production facility, which is part of the Backplane Assembly operating segment, was impaired by $2,746 due to slower growth and lower future production expectations. Finally, as a result of the Company’s January 15, 2009 announcement of its plan to close the Washington production facility, the Company determined that approximately $1,808 of this facility’s long-lived assets were impaired. The Washington production facility is part of the PCB Manufacturing operating segment.
     If forecasts and assumptions used to support the realizability of goodwill and other long-lived assets change in the future, significant impairment charges could result that would adversely affect the Company’s results of operations and financial condition.
(5) Short-Term Investments
     Short-term investments are comprised of an investment in the Primary Fund, a money market fund that has suspended redemptions and is being liquidated. The Company records these investments as trading securities and at fair market value in accordance with SFAS 115.
     The original cost of this investment was $20,101 and was originally classified as cash and cash equivalents on the Company’s consolidated balance sheet. However, in the third quarter 2008, the net asset value of the Primary Fund decreased below $1 per share as a result of the Primary Fund’s valuing at zero its holding of debt securities issued by Lehman Brothers Holdings, Inc., which filed bankruptcy on September 15, 2008. As a result, the Company recorded a $579 loss, included in other, net in the Company’s consolidated statement of operations, to recognize its pro rata share of the estimated loss in this investment.
     The Company has requested redemption of its investment in the Primary Fund and during the fourth quarter of 2008 received partial distribution of funds in the amount of $15,865. The Company expects continued distribution to occur as the Primary Fund’s assets mature or are sold. The Company expects to receive substantially all of its remaining holdings in the Primary Fund. The Company classified its investment in the Primary Fund as a short-term investment on the Company’s consolidated balance sheet. At December 31, 2008, the fair value of the Company’s remaining investment in the Primary Fund was $3,657, (Note 11). Subsequent to December 31, 2008, the Company received another partial distribution of funds in the amount of $1,335.
(6) Composition of Certain Consolidated Financial Statement Captions

	December 31,
	2008	2007
	(In thousands)
Inventories:
Raw materials	$25,998	$23,386
Work-in-process	36,290	35,700
Finished goods	8,723	6,589

	$71,011	$65,675

Property, plant and equipment, net:
Land	$10,650	$10,083
Buildings and improvements	53,423	46,296
Machinery and equipment	147,857	138,383
Construction-in-progress	2,887	4,119
Furniture and fixtures	658	610
Automobiles	367	291

	215,842	199,782
Less: Accumulated depreciation	(100,911)	(76,135)

	$114,931	$123,647

Debt issuance costs	$4,338	$6,062
Less: Accumulated amortization	(294)	(3,867)

	$4,044	$2,195

Other accrued expenses:
Interest	$711	$829
Mark-to-market value on derivative	—	1,021
Professional fees	193	1,650
Other	1,481	2,364

	$2,385	$5,864

(7) Goodwill and Definite-lived Intangibles
     As of December 31, 2008 and 2007, goodwill by operating segment and the components of definite-lived intangibles were as follows:
   Goodwill

			Foreign
	December 31,	Goodwill	Currency	December 31,
	2007	Impairment	Rate Change	2008
	(In thousands)
PCB Manufacturing	$117,018	$(117,018)	$—	$—
Backplane Assembly	13,108	—	1,041	14,149

	$130,126	$(117,018)	$1,041	$14,149

		Purchase	Foreign
	December 31,	Price	Currency	December 31,
	2006	Adjustments	Rate Change	2007
	(In thousands)
PCB Manufacturing	$103,669	$13,349	$—	$117,018
Backplane Assembly	11,958	249	901	13,108

	$115,627	$13,598	$901	$130,126

     During the fourth quarter of 2008, the Company performed its annual goodwill impairment test. In performing step one of the annual impairment test, the Company determined the fair value of its operating segments based on a combination of discounted cash flow analysis and market approach and incorporated factors such as a weakening economy, reduced expectations for future cash flows coupled with a decline in the market price of the Company’s stock and market capitalization for a sustained period, as indicators for potential goodwill impairment. The failure of step one of the goodwill impairment test triggered a step two impairment test for the PCB Manufacturing operating segment only. As a result of step two impairment testing, the Company determined the implied fair value of PCB Manufacturing operating segment’s goodwill and concluded that the carrying value of goodwill for this operating segment exceeded its implied fair value as of December 31, 2008. Accordingly, an impairment charge of $117,018 was recognized in the fourth quarter of 2008. A tax benefit has been recognized on a portion of this goodwill impairment. See Note 10 for further details on the tax impact of the goodwill impairment.
     There was no impairment recorded for the years ended December 31, 2007 and 2006.
     The increase in goodwill at December 31, 2007, was the result of the completion of the purchase price allocation related to the October 2006 PCG acquisition (Note 3). Goodwill was adjusted to reflect final fair values of certain receivables, property, plant and equipment and certain liabilities assumed. As a result of these changes in purchase price allocations, the Company recorded a net increase to goodwill of $13,598 during 2007.
     Goodwill in the Backplane Assembly operating segment includes the activity related to a foreign subsidiary which operates in a currency other than the U.S. dollar and therefore reflects a foreign currency rate change.
   Definite-lived Intangibles

					Weighted
			Foreign	Net	Average
	Gross	Accumulated	Currency	Carrying	Amortization
	Amount	Amortization	Rate Change	Amount	Period
	(In thousands)				(years)
December 31, 2008:
Strategic customer relationships	$35,429	$(17,410)	$253	$18,272	12.0
Customer backlog	70	(71)	1	—	0.7
Licensing agreement	350	(292)	—	58	3.0

	$35,849	$(17,773)	$254	$18,330

December 31, 2007:
Strategic customer relationships	$35,429	$(13,610)	$134	$21,953	12.0
Customer backlog	70	(71)	1	—	0.7
Licensing agreement	350	(175)	—	175	3.0

	$35,849	$(13,856)	$135	$22,128

     The definite-lived intangibles related to strategic customer relationships and customer backlog include the activity related to a foreign subsidiary which operates in a currency other than the U.S. dollar and therefore reflects a foreign currency rate change.
     Amortization expense was $3,917, $4,242 and $1,903 in 2008, 2007 and 2006, respectively. Amortization expense related to acquired licensing agreements is classified as cost of goods sold. Estimated aggregate amortization for definite-lived intangible assets for the next five years is as follows:

(In thousands)
2009	$3,499
2010	3,165
2011	3,019
2012	2,754
2013	2,688

$15,125

(8) Convertible Senior Notes
     In May 2008, the Company issued 3.25% Convertible Senior Notes (Convertible Notes) due May 15, 2015, in a public offering for an aggregate principal amount of $175,000. The Convertible Notes bear interest at a rate of 3.25% per annum. Interest is payable semiannually in arrears on May 15 and November 15 of each year, beginning November 15, 2008. The Convertible Notes are senior unsecured obligations and rank equally to the Company’s future unsecured senior indebtedness and senior in right of payment to any of the Company’s future subordinated indebtedness. The Company accounts for its convertible debt by separately accounting for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods.
     The Company received proceeds of $169,249 after the deduction of offering expenses of $5,751 upon issuance of the Convertible Notes. The Company has allocated the Convertible Notes offering costs to the liability and equity components in proportion to the allocation of proceeds and accounted for them as debt issuance costs and equity issuance costs, respectively. At December 31, 2008 the following summarizes the liability and equity components of the Convertible Notes:

December 31,
2008
(In thousands)
Liability components:
Convertible Notes	$175,000
Less: Convertible Notes unamortized discount	(40,086)

Convertible Notes, net of discount	$134,914

Equity components:
Additional paid-in capital:
Embedded conversion option — Convertible Notes	$43,000
Embedded conversion option — Convertible Notes issuance costs	(1,413)

$41,587

     At December 31, 2008, remaining unamortized debt issuance costs included in other non-current assets were $4,044 and is being amortized to interest expense over the term of the Convertible Notes. At December 31, 2008 the remaining amortization period for the unamortized Convertible Note discount and debt issuance costs was 6.38 years. The amortization of the Convertible Notes debt discount and unamortized debt issuance costs are based on an effective interest rate of 8.37%.
     The components of interest are as follows:

December 31,
2008
(In thousands)
Contractual coupon interest	$3,560
Amortization of Convertible Notes debt discount	2,914
Amortization of debt issuance costs	294

$6,768

   Conversion
     At any time prior to November 15, 2014, holders may convert their Convertible Notes into cash and, if applicable, into shares of the Company’s common stock based on a conversion rate of 62.6449 shares of the Company’s common stock per $1 principal amount of Convertible Notes, subject to adjustment, under the following circumstances: (1) during any calendar quarter beginning after June 30, 2008 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days during the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day of such preceding calendar quarter; (2) during the five business day period after any 10 consecutive trading day period in which the trading price per note for each day of that 10 consecutive trading day period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such day; or (3) upon the occurrence of specified corporate transactions described in the prospectus supplement. As of December 31, 2008, none of the conversion criteria had been met.
     On or after November 15, 2014 until the close of business on the third scheduled trading day preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, for each $1 principal amount of notes, the Company will pay cash for the lesser of the conversion value or $1 and shares of our common stock, if any, based on a daily conversion value calculated on a proportionate basis for each day of the 60 trading day observation period. Additionally, in the event of a fundamental change as defined in the prospectus supplement, or other conversion rate adjustments such as share splits or combinations, other distributions of shares, cash or other assets to stockholders, including self-tender transactions (Other Conversion Rate Adjustments), the conversion rate may be modified to adjust the number of shares per $1 principal amount of the notes.
     The maximum number of shares issuable upon conversion, including the effect of a fundamental change and subject to Other Conversion Rate Adjustments, would be 13,978.
   Note Repurchase
     The Company is not permitted to redeem the Convertible Notes at any time prior to maturity. In the event of a fundamental change or certain default events, as defined in the prospectus supplement, prior to November 15, 2014, holders may require the Company to repurchase for cash all or a portion of their Convertible Notes at a price equal to 100% of the principal amount, plus any accrued and unpaid interest.
   Convertible Note Hedge and Warrant Transaction
     In connection with the issuance of the Convertible Notes, the Company entered into a convertible note hedge and warrant transaction (Call Spread Transaction), with respect to the Company’s common stock. The convertible note hedge, which cost an aggregate $38,257 and was recorded, net of tax, as a reduction of additional paid-in capital, consists of the Company’s option to purchase up to 10,963 common stock shares at a price of $15.96 per share. This option expires on May 15, 2015 and can only be executed upon the conversion of the above mentioned Convertible Notes. Additionally, the Company sold warrants to purchase 10,963 shares of the Company’s common stock at a price of $18.15. This warrant transaction expires on August 17, 2015. The proceeds from the sale of warrants of $26,197 was recorded as an addition to additional paid-in capital. The Call Spread Transaction has no effect on the terms of the Convertible Notes and reduces potential dilution by effectively increasing the conversion price of the Convertible Notes to $18.15 per share of the Company’s common stock.
(9) Long-term Debt and Credit Agreement
     The following table summarizes the long-term debt of the Company as of December 31, 2008 and 2007:

	2008	2007
	(In thousands)
Senior secured term loan	$—	$85,000
Less current maturities	—	(40,000)

Long-term debt, less current maturities	$—	$45,000

     In May 2008, the Company paid in full all outstanding balances, terminated all letter of credit arrangements and the related interest rate swap associated with the Credit Agreement consisting of a $200,000 senior secured term loan and a $40,000 senior secured revolving loan facility. The Company has no further obligation or commitment related to this Credit Agreement. Upon termination of the interest rate swap, the Company realized a loss on settlement of $1,194 for the year ended December 31, 2008. The loss was recorded as a component of other, net in the consolidated statements of operations. Additionally, the impact of the interest rate swap to interest expense during the years ended December 31, 2008 and 2007 was a charge of $331 and a benefit of $59, respectively. There was no impact on interest expense for the year ended December 31, 2006.
(10) Income Taxes
     The components of (loss) income before taxes for the years ended December 31, 2008, 2007 and 2006 are:

	2008	2007	2006
	(In thousands)
United States	$(69,987)	$44,415	$55,374
Foreign	8,616	6,853	728

(Loss) income before taxes	$(61,371)	$51,268	$56,102

     The components of the benefit (provision) for income taxes for the years ended December 31, 2008, 2007 and 2006 are:

	2008	2007	2006
	(In thousands)
Current benefit (provision):
Federal	$(9,755)	$(12,009)	$(14,099)
State	(2,203)	(1,861)	(1,911)
Foreign	(1,625)	(884)	(128)

Total current	(13,583)	(14,754)	(16,138)

Deferred benefit (provision):
Federal	32,335	(5,021)	(3,411)
State	5,634	3,220	(1,503)
Foreign	74	(30)	(11)

Total deferred	38,043	(1,831)	(4,925)

Total benefit (provision)	$24,460	$(16,585)	$(21,063)

     The following is a reconciliation between the statutory federal income tax rates and the Company’s effective income tax rates for the years ended December 31, 2008, 2007 and 2006, which are derived by dividing the income tax benefit (provision) by the income (loss) before income taxes:

	2008	2007	2006
Statutory federal income tax rate	35.0%	(35.0)%	(35.0)%
State income taxes, net of federal benefit and state tax credits	3.6	(3.0)	(4.2)
Domestic production activities deduction	1.1	1.4	1.7
Decrease in valuation allowance	—	4.7	0.2
Other	0.2	(0.4)	(0.2)

Total benefit (provision) for income taxes	39.9%	(32.3)%	(37.5)%

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the net deferred tax assets as of December 31, 2008 and 2007 are as follows:

	2008	2007
	(In thousands)
Deferred tax assets:
Goodwill and intangible amortization	$37,331	$11,577
Reserves and accruals	5,759	6,149
Net operating loss carryforwards	7	17
State tax credit carryforwards, net of federal benefit	2,856	2,439
Stock-based compensation	1,962	1,090
Original issue discount on Convertible Notes	13,597	—
Other deferred tax asset	479	—
Unrealized loss on derivatives	—	386

	61,991	21,658

Deferred tax liabilities:
Goodwill and intangible asset amortization	—	(14,711)
Discount on senior convertible notes	(15,333)	—
Property, plant and equipment basis differences	(2,491)	(388)
Repatriation of foreign earnings	(4,336)	(2,150)

Net deferred income tax assets	$39,831	$4,409

Deferred tax asset (liability):
Current portion	$5,502	$6,097
Long-term portion	34,329	(1,688)
     At December 31, 2008 the Company’s multiple state net operating loss carryforwards for income tax purposes were approximately $230. If not utilized, the state net operating loss carryforwards will begin to expire in 2018. At December 31, 2008, the Company’s state tax credit carryforwards were approximately $4,395 and have no expiration date.
     A valuation allowance is provided when it is more likely than not that all or some portion of the deferred tax assets will not be realized. The Company believes that the results of future operations will generate sufficient taxable income to realize the deferred tax assets. As a result, the Company has determined that a valuation allowance is not necessary.

     Upon adoption of FIN 48 on January 1, 2007, the Company recorded a decrease in the liability for unrecognized tax benefits of $338 and an increase to retained earnings of $338 representing the cumulative effect of the change in accounting principle. No change was recorded in the deferred income tax asset accounts. In accordance with the adoption, a reconciliation of the beginning and ending amount of unrecognized tax benefits, exclusive of accrued interest and penalties, is as follows:

	2008	2007
	(In thousands)
Balance at January 1	$346	$346
Additions based on tax positions related to the current year	—	—
Additions for tax positions of prior years	—	—
Reductions for tax positions of prior years	—	—
Lapse of statute	(251)	—
Settlements	—	—

Balance at December 31	$95	$346

     At December 31, 2008 and 2007, the Company classified $116 and $373, respectively, of total unrecognized tax benefits, which includes accrued interest and penalties of $21 and $27, net of tax benefits for 2008 and 2007, respectively, as a component of other long-term liabilities. This represents the amount of unrecognized tax benefits that would, if recognized, reduce the Company’s effective income tax rate in any future periods. The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months.
     The Company and its subsidiaries are subject to U.S. federal, state, local, and/or foreign income tax, and in the normal course of business its income tax returns are subject to examination by the relevant taxing authorities. As of December 31, 2008, the 2002 — 2007 tax years remain subject to examination in the U.S. federal tax, various state tax and foreign jurisdictions.
11) Financial Instruments
     In the normal course of business, operations of the Company are exposed to risks associated with fluctuations in U.S. interest rates.
   Fair Value of Financial Instruments
     At December 31, 2008 and 2007, the Company’s financial instruments included cash and cash equivalents, short-term investments, accounts receivable, accounts payable, derivatives, convertible senior notes and long-term debt. The carrying amount of cash and cash equivalents, short-term investments, accounts receivable and accounts payable approximate fair value due to the short-term maturities of these instruments.
     The carrying amount and estimated fair value of the Company’s financial instruments at December 31, 2008 and 2007 were as follows:

	2008		2007
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In thousands)
Short-term investments	$3,657	$3,657	—	—
Convertible senior notes	134,914	87,553	—	—
Long-term debt	—	—	$85,000	$84,150
Interest rate swap derivative	—	—	1,021	1,021
     The fair value of the convertible senior notes and the long-term debt was estimated based on quoted market prices at year end. The carrying amount of the Company’s derivative financial instruments was adjusted to fair value and represents the amount the Company would pay to terminate the derivative taking into account current market quotes and the current creditworthiness of the counterparty.
   Fair Value Measures
     The Company discloses fair value measures for its financial assets and financial liabilities reported or disclosed at fair value in accordance with SFAS 157. SFAS 157 establishes the following hierarchy for categorizing inputs used to measure fair value:
     Level 1 — Quoted market prices in active markets for identical assets or liabilities;
     Level 2 — Significant other observable inputs (e.g. quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable such as interest rate and yield curves, and market-corroborated inputs); and
     Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting unit to develop its own assumptions.
     At December 31, 2008, the following financial asset was measured at fair value on a recurring basis using the type of inputs shown:

		Fair Value Measurements Using:
	December 31,	Level 1	Level 2	Level 3
	2008	Inputs	Inputs	Inputs
	(In thousands)
Short-term investments	$3,657	—	—	$3,657

     The Company values its short-term investments using the market approach which utilizes prices and other relevant information generated by market transactions involving identical or similar comparable investments.

Fair Value Measurement
using Unobservable
Inputs (Level 3)
(In thousands)
Beginning balance at December 31, 2007	$—
Transfers to level 3	20,101
Changes in fair value included in earnings	(579)
Settlement	(15,865)

Ending Balance at December 31, 2008	$3,657

Losses included in earnings attributable to a change in unrealized losses relating to assets still held at December 31, 2008	$(579)

   Concentration of Credit Risk
     In the normal course of business, the Company extends credit to its customers, which are concentrated in the computer and electronics instrumentation and aerospace/defense industries, and some of which are located outside the United States. The Company performs ongoing credit evaluations of customers and generally does not require collateral. The Company also considers the credit risk profile of the entity from which the receivable is due in further evaluating collection risk.
     As of December 31, 2008 and 2007, the 10 largest customers in the aggregate accounted for 58% and 49%, respectively, of total accounts receivable. If one or more of the Company’s significant customers were to become insolvent or were otherwise unable to pay for the manufacturing services provided, it would have a material adverse effect on the Company’s financial condition and results of operations.
(12) Commitments and Contingencies
  Operating Leases
     The Company leases some of its manufacturing and assembly plants, a sales office and equipment under noncancellable operating leases that expire at various dates through 2020. Certain real property leases contain renewal provisions at the Company’s option. Most of the leases require the Company to pay for certain other costs such as property taxes and maintenance. Certain leases also contain rent escalation clauses (step rents) that require additional rental amounts in the later years of the term. Rent expense for leases with step rents is recognized on a straight-line basis over the minimum lease term.
     The following is a schedule of future minimum lease payments as of December 31, 2008:

Operating Leases
(In thousands)
2009	$3,312
2010	1,771
2011	517
2012	346
2013	163
Thereafter	1,061

Total minimum lease payments	$7,170

     Total rent expense for the years ended December 31, 2008, 2007 and 2006 was approximately $4,598, $4,108, and $1,051, respectively.
     Legal Matters
     Prior to the Company’s acquisition of PCG, PCG made legal commitments to the U.S. Environmental Protection Agency (U.S. EPA) and the State of Connecticut regarding settlement of enforcement actions against the PCG operations in Connecticut. On August 17, 2004, PCG was sentenced for Clean Water Act violations and was ordered to pay a $6,000 fine and an additional $3,700 to fund environmental projects designed to improve the environment for Connecticut residents. In September 2004, PCG agreed to a stipulated judgment with the Connecticut Attorney General’s office and the Connecticut Department of Environmental Protection

(DEP) under which PCG paid a $2,000 civil penalty and agreed to implement capital improvements of $2,400 to reduce the volume of rinse water discharged from its manufacturing facilities in Connecticut. The obligations to the U.S. EPA and Connecticut DEP include the fulfillment of a Compliance Management Plan until at least July 2009 and installation of rinse water recycling systems at the Stafford, Connecticut facilities. As of December 31, 2008, one recycling system was complete and placed into operation, and approximately $742 remains to be expended in the form of capital improvements to meet the second rinse water recycling system requirement. The Company has assumed these legal commitments as part of its purchase of PCG. Failure to meet either commitment could result in further costly enforcement actions, including exclusion from participation in federal contracts.
     The Company is subject to various other legal matters, which it considers normal for its business activities. While the Company currently believes that the amount of any ultimate potential loss for known matters would not be material to the Company’s financial condition, the outcome of these actions is inherently difficult to predict. In the event of an adverse outcome, the ultimate potential loss could have a material adverse effect on the Company’s financial condition or results of operations in a particular period. The Company has accrued amounts for its loss contingencies which are probable and estimable at December 31, 2008 and 2007.
   Environmental Matters
     The process to manufacture PCBs requires adherence to city, county, state and federal environmental regulations regarding the storage, use, handling and disposal of chemicals, solid wastes and other hazardous materials as well as air quality standards. Management believes that its facilities comply in all material respects with environmental laws and regulations. The Company has in the past received certain notices of violations and has been required to engage in certain minor corrective activities. There can be no assurance that violations will not occur in the future.
     The Company is involved in various stages of investigation and cleanup related to environmental remediation matters at two Connecticut sites, and the ultimate cost of site cleanup is difficult to predict given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations, and alternative cleanup methods. The Company has also investigated a third Connecticut site as a result of the PCG acquisition under Connecticut’s Land Transfer Act. The Company concluded that it was probable that it would incur remedial costs of approximately $908 and $879 as of December 31, 2008 and 2007, respectively, the liability for which is included in other long-term liabilities. This accrual was discounted at 8% per annum based on the Company’s best estimate of the liability, which the Company estimated as ranging from $839 to $1,274 on an undiscounted basis. The liabilities recorded do not take into account any claims for recoveries from insurance or third parties and none is estimated. These costs are mostly comprised of estimated consulting costs to evaluate potential remediation requirements, completion of the remediation, and monitoring of results achieved. As of December 31, 2008, the Company anticipates paying these costs ratably over the next 12 to 84 months, which timeframes vary by site. Subject to the imprecision in estimating future environmental remediation costs, the Company does not expect the outcome of the environmental remediation matters, either individually or in the aggregate, to have a material adverse effect on its financial position, results of operations, or cash flows.
   Standby Letters of Credit
     The Company maintains two letters of credit: a $1,000 standby letter of credit expiring May 1, 2009 related to the lease of one of its production facilities and a $764 standby letter of credit expiring December 31, 2009 associated with its insured workers compensation program.
(13) Stock-Based Compensation Plans
     In 2006, the Company adopted the 2006 Incentive Compensation Plan (the Plan). The Plan provides for the grant of incentive stock options, as defined by the Internal Revenue Code (the Code), and nonqualified stock options to our key employees, non-employee directors and consultants. Other types of awards such as restricted stock units (RSUs) and stock appreciation rights are also permitted under the Plan. This Plan allows for the issuance of 6,873 shares through the Plan’s expiration date of June 22, 2016. Prior to the adoption of the Plan, the Company adopted the Amended and Restated Management Stock Option Plan (the Prior Plan) in 2000. The Prior Plan provided for the grant of incentive stock options, as defined by the Code, and nonqualified stock options to our key employees, non-employee directors and consultants. Awards under the Plan and the Prior Plan may constitute “qualified performance-based compensation” as defined in Section 162(m) of the Code. Under both the Plan and the Prior Plan, the exercise price is determined by the compensation committee of the Board of Directors and, for options intended to qualify as incentive stock options, may not be less than the fair market value as determined by the closing stock price at the date of the grant. Each option and award shall vest and expire as determined by the compensation committee, generally four years for employees and three or four years for non-employee directors. Options expire no later than ten years from the grant date. All grants provide for accelerated vesting if there is a change in control, as defined in the Plan. Awards under the Prior Plan ceased as of June 22, 2006. As of December 31, 2008, of the

2,110 options outstanding, 488 options were issued under the Plan and 1,622 options were issued under the Prior Plan. Additionally, 818 RSUs were outstanding under the Plan as of December 31, 2008, which included 23 vested but not yet released RSUs associated with non-employee directors. RSUs will vest over three years for employees and one year for non-employee directors and do not have voting rights.
     Upon the exercise of outstanding stock options or vesting of RSUs, the Company’s practice is to issue new registered shares that are reserved for issuance under the Plan and Prior Plan.
     Stock option awards granted were estimated to have a weighted average fair value per share of $6.81 and $7.33 for the years ended December 31, 2008 and 2006, respectively. No stock options were granted by the Company in 2007. The fair value calculation is based on stock options granted during the period using the Black-Scholes option-pricing model on the date of grant. For the years ended December 31, 2008 and 2006 the following assumptions were used in determining the fair value:

	2008	2006
Risk-free interest rate	2.9%	4.7%
Dividend yield	—%	—%
Expected volatility	69%	65%
Expected term in months	66	54
     The Company determines the expected term of its stock option awards separately for employees and directors by periodic review of its historical stock option exercise experience. This calculation excludes pre-vesting forfeitures and uses assumed future exercise patterns to account for option holders’ expected exercise and post-vesting termination behavior for outstanding stock options over their remaining contractual terms. Expected volatility is calculated by weighting the Company’s historical stock price to calculate expected volatility over the expected term of each grant. The risk-free interest rate for the expected term of each option granted is based on the U.S. Treasury yield curve in effect at the time of grant.
     Option activity under the Plan for the year ended December 31, 2008, was as follows:

			Weighted-
			Average
		Weighted-	Remaining	Aggregate
		Average	Contractual	Intrinsic
	Options	Exercise Price	Term	Value
	(In thousands)		(In years)	(In thousands)
Outstanding at December 31, 2007	2,299	$11.97	6.4
Granted	110	11.10
Exercised	(277)	8.74
Forfeited/expired	(22)	11.97

Outstanding at December 31, 2008	2,110	$12.35	5.6	$154

Vested and expected to vest at December 31, 2008	2,047	$12.36	5.6	$154

Exercisable at December 31, 2008	1,578	$12.51	4.9	$154

     The aggregate intrinsic values in the table above represent the total pretax intrinsic value (the difference between Company’s closing stock price on the last trading day of 2008 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2008. This amount changes based on the fair market value of the Company’s stock. The total intrinsic value of options exercised for the years ended December 31, 2008, 2007 and 2006 was $1,433, $1,756 and $5,659, respectively. The total fair value of the options vested for the years ended December 31, 2008, 2007, and 2006 was $1,836, $2,061 and $832, respectively. As of December 31, 2008, $2,340 of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted-average period of 0.8 years.

     A summary of options outstanding and options exercisable as of December 31, 2008, is as follows:

	Options Outstanding
		Weighted		Options Exercisable
		Average	Weighted		Weighted
Range of Exercise	Number	Remaining	Average	Number	Average
Prices	Outstanding	Contractual Life	Exercise Price	Exercisable	Exercise Price
	(In thousands)	(Years)		(In thousands)
$2.76-$4.99	78	4.1	$3.27	78	$3.27
$5.00-$9.99	327	6.1	7.98	250	8.05
$10.00-$14.99	1,246	6.2	12.60	881	13.05
$15.00 and over	459	3.9	16.32	369	16.20

	2,110	5.6	$12.35	1,578	$12.51

     RSU activity for the year ended December 31, 2008, was as follows:

		Weighted
		Average
		Grant-Date
	Shares	Fair Value
	(In thousands)
Non-vested RSUs outstanding at December 31, 2007	487	$10.75
Granted	506	11.43
Vested	(177)	10.95
Forfeited	(21)	10.95

Non-vested RSUs outstanding at December 31, 2008	795	$11.13

Vested and expected to vest at December 31, 2008	750	$11.19

     The fair value of the Company’s RSUs is determined based upon the closing fair market value of the Company’s common stock on the grant date. As of December 31, 2008, $5,273 of total unrecognized compensation cost related to restricted stock units is expected to be recognized over a weighted-average period of 0.9 years.
     For the years ended December 31, 2008, 2007 and 2006 the amounts recognized in the consolidated financial statements with respect to the stock-based compensation plan are as follows:

	Years Ended December 31,
	2008	2007	2006
		(In thousands)
Cost of goods sold	$1,342	$950	$479
Selling and marketing	405	175	130
General and administrative	3,329	2,236	944

Stock-based compensation expense recognized	5,076	3,361	1,553
Income tax benefit recognized	(1,713)	(1,015)	(196)

Total stock-based compensation expense after income taxes	$3,363	$2,346	$1,357

     Many of the Company’s stock option awards are intended to qualify as incentive stock options as defined by the Code. Upon the future exercise of incentive stock options which were vested as of December 31, 2005, the Company may become entitled to a deduction in its tax returns under certain circumstances; however, the value of this deduction will be recorded as an increase to additional paid-in capital and not as an income tax benefit. For the year ended December 31, 2008, 2007 and 2006, a tax benefit of $313, $442 and $1,707, respectively, related to fully vested stock option awards exercised and vested restricted stock units was recorded as an increase to additional paid-in capital.
(14) Employee Benefit Plan
     The Company has a 401(k) savings plan (the Savings Plan) in which all eligible full-time employees could participate and contribute a percentage of compensation subject to the maximum allowed by the Code. The Savings Plan provides for a matching contribution of employee contributions up to 5%; 100% up to the first 3% and 50% of the following 2% of employee contributions. The Company recorded contributions under the Savings Plan of $4,265, $3,687 and $1,031 during the years ended December 31, 2008, 2007 and 2006, respectively.

(15) Asset Retirement Obligations
     The Company has recorded estimated asset retirement obligations related to the restoration of its leased manufacturing facilities to shell condition upon termination of the leases in place at those facilities and for removal of asbestos at its owned Stafford, Connecticut and Santa Clara, California manufacturing plants. These obligations were acquired in connection with the Company’s October 2006 acquisition of PCG (Note 3). Activity related to asset retirement obligations for the year ended December 31, 2008 and 2007, consists of the following and is included in other long-term liabilities:

(In thousands)
Asset retirement obligations at December 31, 2006	$962
Accretion expense	60

Asset retirement obligations at December 31, 2007	1,022
Adjustment to estimate	302
Accretion expense	60

Asset retirement obligations at December 31, 2008	$1,384

(16) Preferred Stock
     The board of directors has the authority, without action to stockholders, to designate and issue preferred stock in one or more series. The board of directors may also designate the rights, preferences and privileges of each series of preferred stock, any or all of which may be superior to the rights of the common stock. As of December 31, 2008, no shares of preferred stock are outstanding.
(17) Segment Information
     The operating segments reported below are the Company’s segments for which separate financial information is available and upon which operating results are evaluated by the chief operating decision maker on a timely basis to assess performance and to allocate resources. The Company has two reportable segments: PCB Manufacturing and Backplane Assembly. These reportable segments are each managed separately as they distribute and manufacture distinct products with different production processes. PCB Manufacturing fabricates PCBs, and Backplane Assembly is a contract manufacturing business that specializes in assembling backplanes and subsystem assemblies.
     The Company evaluates segment performance based on operating segment income, which is operating income before amortization of intangibles. Interest expense and interest income are not presented by segment since they are not included in the measure of segment profitability reviewed by the chief operating decision maker. All intercompany transactions, including sales of PCBs from the PCB Manufacturing segment to the Backplane Assembly segment, have been eliminated. Reportable segment assets exclude short-term investments, which are managed centrally.

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Net Sales:
PCB Manufacturing	$590,515	$578,840	$353,734
Backplane Assembly	124,048	124,337	22,357

Total sales	714,563	703,177	376,091
Inter-company sales	(33,582)	(33,719)	(6,775)

Total net sales	$680,981	$669,458	$369,316

Operating Segment Income (Loss):
PCB Manufacturing	$(52,740)	$59,340	$55,561
Backplane Assembly	6,667	8,366	1,376

Total operating segment (loss) income	(46,073)	67,706	56,937
Amortization of definite-lived intangibles	(3,799)	(4,126)	(1,903)

Total operating (loss) income	(49,872)	63,580	55,034
Total other (expense) income	(11,499)	(12,312)	1,068

(Loss) income before income taxes	$(61,371)	$51,268	$56,102

Depreciation Expense:
PCB Manufacturing	$19,469	$22,089	$11,751
Backplane Assembly	1,855	683	427

Total depreciation expense	$21,324	$22,772	$12,178

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Capital Expenditures:
PCB Manufacturing	$17,435	$15,250	$13,763
Backplane Assembly	456	347	186

Total capital expenditures	$17,891	$15,597	$13,949

     During the fourth quarter of 2008, the Company recorded a goodwill impairment charge of $117,018 related to its PCB Manufacturing operating segment. Additionally, the Company recorded or charge of $3,558 for its PCB manufacturing operating segment and $2,746 for its Backplane Assembly operating segment for the impairment of long-lived assets during the fourth quarter of 2008. (Note 4).

	As of December 31,
	2008	2007	2006
		(In thousands)
Segment Assets:
PCB Manufacturing	$468,539	$470,000	$497,206
Backplane Assembly	68,044	28,798	65,496
Unallocated corporate assets	3,657	—	10,996

Total assets	$540,240	$498,798	$573,698

     The Company markets and sells its products in approximately 40 countries. Other than in the United States and China, the Company does not conduct business in any country in which its net sales in that country exceed 10% of net sales. Net sales and long-lived assets are as follows:

	2008		2007		2006
		Long-Lived		Long-Lived		Long-Lived
	Net Sales	Assets	Net Sales	Assets	Net Sales	Assets
			(In thousands)
United States	$504,294	$130,298	$501,468	$259,622	$250,383	$277,187
China	85,114	17,112	57,774	16,269	—	—
Malaysia	32,331	—	39,382	—	44,987	—
Other	59,242	—	70,834	10	73,946	15,512

Total	$680,981	$147,410	$669,458	$275,901	$369,316	$292,699

     For the year ended December 31, 2008, one customer, Flextronics, accounted for 12% of the Company’s net sales. For the year ended December 31, 2007, there were no customers which accounted for 10%, or greater, of the Company’s net sales. For the year ended December 31, 2006, two customers, Solectron and Celestica, accounted for 20% and 10%, respectively, of the Company’s net sales.
     Sales to our 10 largest customers were 50%, 44% and 53% of net sales for the years ended December 31, 2008, 2007 and 2006, respectively. The loss of one or more major customers or a decline in sales to the Company’s major customers would have a material adverse effect on the Company’s financial condition and results of operations.
(18) Earnings (Loss) Per Share
     The following is a reconciliation of the numerator and denominator used to calculate basic earnings (loss) per share and diluted earnings (loss) per share for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006
	(In thousands, except per share amounts)
Net (loss) income	$(36,911)	$34,683	$35,039

Weighted average shares outstanding	42,681	42,242	41,740
Dilutive effect of options and restricted stock units	—	326	555

Diluted shares	42,681	42,568	42,295

(Loss) earnings per share:
Basic	$(0.86)	$0.82	$0.84

Dilutive	$(0.86)	$0.81	$0.83

     For the year ended December 31, 2008, potential shares of common stock, consisting of stock options to purchase approximately 2,110 shares of common stock at exercise prices ranging from $2.76 to $16.82 per share and 818 restricted stock units, were not included in the computation of diluted earnings per share because the Company incurred a net loss from operations and, as a result, the impact would be anti-dilutive. For the years ended December 31, 2007 and 2006, stock options and restricted stock units to purchase 1,926 and 1,520 shares of common stock, respectively, were not considered in calculating diluted earnings per share because the options’ exercise prices were greater than the average market price of common shares during the year and, therefore, the effect would be anti-dilutive.
     Additionally, for the year ended December 31, 2008, the effect of 10,963 shares of common stock related to the Company’s Convertible Notes, the effect of the convertible note hedge to purchase 10,963 shares of common stock and the warrants sold to purchase 10,963 shares of the Company’s common stock were not included in the computation of dilutive earnings per share because the Company incurred a loss from operations and, as a result, the impact would be anti-dilutive.
(19) Metal Reclamation
     During the first quarter of 2008, the Company recognized $3,700 of income related to a pricing reconciliation of metal reclamation activity attributable to a single vendor. As a result of the pricing reconciliation, the Company discovered that the vendor had inaccurately compensated the Company for gold reclamations over the last several years.
(20) Subsequent Event
     On January 15, 2009, the Company announced its plan to close its Redmond, Washington facility and lay off approximately 370 employees at this site. In addition, the Company laid off about 140 employees at various other U.S. facilities. As a result, the Company expects to record approximately $2,800 in separation and other exit costs related to this restructuring primarily in the first quarter of 2009. In addition to transferring assets to other sites, the Company expects to sell some of the Redmond facility property, plant and equipment. The plant closure and headcount reductions are primarily due to the global economic downturn, which has weakened demand for commercial PCBs.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
TTM Technologies, Inc.:
     Under date of March 13, 2009, we reported on the consolidated balance sheets of TTM Technologies, Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008, which are included in the Company’s 2008 Annual Report on Form 10-K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule in the 2008 Annual Report on Form 10-K. This consolidated financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits.
     In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
     As discussed in Note 2 to the consolidated financial statements, effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation 48, “Accounting for Uncertainty in Income Taxes”.
/s/ KPMG LLP
Salt Lake City, Utah
March 13, 2009

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
For the Years Ended December 31, 2008, 2007 and 2006

			Additions
	Balance at	Additions for	Charged to
	Beginning	Acquisition of	Costs and		Balance at
Description	of Year	PCG	Expenses	Deductions	End of Year
			(In thousands)
Year ended December 31, 2008
Allowance for doubtful accounts	$2,023	$—	$112	$(515)	$1,620
Allowance for sales credits	3,681	—	4,488	(4,878)	3,291
Allowance for excess and obsolete inventories	4,383	—	932	(1,169)	4,146
Year ended December 31, 2007
Allowance for doubtful accounts	$2,758	$959	$151	$(1,845)	$2,023
Allowance for sales credits	4,443	(86)	8,110	(8,786)	3,681
Allowance for excess and obsolete inventories	6,428	—	1,160	(3,205)	4,383
Year ended December 31, 2006
Allowance for doubtful accounts	$926	$1,762	$95	$(25)	$2,758
Allowance for sales credits	3,168	1,934	3,308	(3,967)	4,443
Allowance for excess and obsolete inventories	1,036	5,757	313	(678)	6,428